Issuer Free Writing Prospectus dated April 4, 2022 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated April 4, 2022 and the Prospectus dated

December 12, 2019 Registration No. 333-235468

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	Floating Rate Senior Notes due 2025 (the “Floating Rate Notes”);
3.800% Senior Notes due 2025 (the “2025 Notes”);
4.300% Senior Notes due 2029 (the “2029 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	April 4, 2022

Settlement Date:	April 7, 2022 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-235468)

Joint Book-Running Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
TD Securities (USA) LLC

Co-Managers:	CIBC World Markets Corp.
ING Financial Markets LLC
Loop Capital Markets, LLC
Academy Securities, Inc.
Blaylock Van, LLC
Samuel A. Ramirez & Company, Inc.

Terms Applicable to

Floating Rate Senior Notes due 2025

Aggregate Principal Amount:	$300,000,000

Final Maturity Date:	April 7, 2025

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from April 7, 2022

Interest Rate Basis:	Compounded SOFR (as defined under “Description of the Notes—Principal, Maturity and Interest— Floating Rate Notes” in the preliminary prospectus supplement dated April 4, 2022)

Spread to Compounded SOFR:	+130 bps

Interest Payment Dates:	April 7, July 7, October 7 and January 7 of each year, commencing on July 7, 2022

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on July 5, 2022, plus 130 bps

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date

Day Count Convention:	Actual / 360

Optional Redemption:	N/A

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Computershare Trust Company, N.A.

CUSIP / ISIN:	37045XDT0 / US37045XDT00

Terms Applicable to

3.800% Senior Notes due 2025

Aggregate Principal Amount:	$1,100,000,000

Final Maturity Date:	April 7, 2025

Public Offering Price:	99.980%, plus accrued and unpaid interest, if any, from April 7, 2022

Benchmark Treasury:	1.750% due March 15, 2025

Benchmark Treasury Price and Yield:	97.18 3⁄4: 2.607%

Spread to Benchmark Treasury:	+120 bps

Yield to Maturity:	3.807%

Coupon:	3.800%

Interest Payment Dates:	April 7 and October 7 of each year, commencing on October 7, 2022

Day Count Convention:	30 / 360

Optional Redemption:	Prior to the final maturity date, make-whole call at T+20bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045XDU7 / US37045XDU72

Terms Applicable to

4.300% Senior Notes due 2029

Aggregate Principal Amount:	$1,100,000,000

Final Maturity Date:	April 6, 2029

Public Offering Price:	99.821%, plus accrued and unpaid interest, if any, from April 7, 2022

Benchmark Treasury:	2.375% due March 31, 2029

Benchmark Treasury Price and Yield:	99-00+; 2.530%

Spread to Benchmark Treasury:	+180 bps

Yield to Maturity:	4.330%

Coupon:	4.300%

Interest Payment Dates:	April 6 and October 6 of each year, commencing on October 6, 2022

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after February 6, 2029 (the date that is two months prior to the final maturity date). Prior to the par call date, make-whole call at T+30bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045XDV5 / US37045XDV55

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Barclays Capital Inc. at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. at 800-831-9146, Deutsche Bank Securities Inc. at 800-503-4611, RBC Capital Markets, LLC at 1-866-375-6829 and TD Securities (USA) LLC at 1-855-495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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